As filed with the Securities and Exchange Commission on August 10, 2005
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EVEREST ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6770	20-3046783
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15/F, The Hong Kong Club Building
3A Chater Road Central
Hong Kong
011 852 2801 5993

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ashok S. Kothari, Chairman and Chief Executive Officer
15/F, The Hong Kong Club Building
3A Chater Road Central
Hong Kong
011 852 2801 5993

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan I. Annex, Esq.	Robert S. Matlin, Esq.
Greenberg Traurig LLP	Thelen Reid & Priest LLP
The Met Life Building	875 Third Avenue
200 Park Avenue	New York, New York 10022
New York, New York 10166	(212) 603-2215
(212) 801-9323	(212) 829-2262 (Facsimile)
(212) 801-6400 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ð

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ð

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ð

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities being registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Units, each consisting of one share of Common Stock, $.0001 par value, and two Warrants(2)	18,400,000 Units	$6.00	$110,400,000	$12,994.08
Shares of Common Stock included as part of the Units(2)	18,400,000 Shares	—	—	—(3)
Warrants included as part of the Units(2)(4)	36,800,000 Warrants	—	—	—(3)
Shares of Common Stock underlying the Warrants included in the Units(4)	36,800,000 Shares	$5.00	$184,000,000	$21,656.80
Underwriter’s Unit Purchase Option (“Underwriter’s Units”)	1	$100	$100	—(3)
Units underlying the Underwriter’s Units(4)	800,000 Units	$7.50	$6,000,000	$706.20
Shares of Common Stock included as part of the Underwriter’s Units	800,000 Shares	—	—	—(3)
Warrants included as part of the Underwriter’s Units(4)	1,600,0000 Warrants	—	—	—(3)
Shares of Common Stock underlying the Warrants included in the Underwriter’s Units(4)	1,600,0000 Shares	$6.25	$10,000,000	$1177.01
Total			$310,400,100	$36,534.09

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)
Each Warrant entitles the holder thereof to purchase one share of Common Stock. Includes 2,400,000 Units (consisting of 2,400,000 shares of Common Stock and 4,800,000 Warrants to purchase Common Stock) which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)	No fee is paid pursuant to Rule 457(g).
(4)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED AUGUST 10, 2005

$96,000,000
EVEREST ACQUISITION CORPORATION
16,000,000 units

Everest Acquisition Corporation is a blank check company recently formed for the purpose of effecting a merger, share exchange, asset acquisition or other similar business combination with an unidentified operating business that has its primary operating facilities located in the Asia Pacific region. We do not currently have any specific merger, share exchange, asset acquisition or other business combination under consideration or contemplation and we have not, nor has anyone on our behalf, contacted any potential target business or had any discussions, formal or otherwise, with respect to such a transaction.

This is an initial public offering of our securities. Each unit has an offering price of $6.00 per unit and consists of:

•	one share of our common stock; and

•	two warrants.

Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination, or ___, 2006, one year from the date of this prospectus, and will expire on ___ , 2009, four years from the date of this prospectus, or earlier upon redemption.

We have granted the underwriters an option exercisable within 45 days after the date of the prospectus to purchase up to 2,400,000 additional units solely to cover over-allotments, if any (over and above the 16,000,000 units referred to above). We have also agreed to sell to Jesup & Lamont Securities Corporation, the representative of the underwriters, for $100, as additional compensation, an option, exercisable in whole or in part within the first and fifth anniversary date of this prospectus, to purchase up to a total of 800,000 units at $7.50 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units, common stock or warrants. We anticipate that the units will be quoted on the OTC Bulletin Board under the symbol _________ on or promptly after the date of this prospectus. If and when the securities comprising the units begin separate trading, the common stock and warrants will be traded on the OTC Bulletin Board under the symbols _________ and _________, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of the risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions(1)	Proceeds, before expenses, to us

Per unit	$6.00	$0.48	$5.52

Total	$96,000,000	$7,680,000	$88,320,000

(1)	Includes a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $0.06 per unit ($960,000 in total).

Of the net proceeds we receive from this offering, $85,600,000 ($5.35 per unit) will be deposited into a trust account at North Fork Bank, which will act as trustee.

We are offering the units for sale on a firm-commitment basis. Jesup & Lamont, acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about _______________, 2005.

Jesup & Lamont Securities Corporation

_______________, 2005

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the section entitled “Risk Factors” and the financial statements appearing elsewhere in the prospectus. Unless otherwise stated in this prospectus, references to “we,”“us,”“our” or “our company” refer to Everest Acquisition Corporation. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of the securities offered by this prospectus in any jurisdiction where the offer is not permitted. As used in this prospectus, a “target business” means an operating business with primary operating facilities in the Asia Pacific region and a “business combination” means the acquisition by us of such a target business.

We are a newly formed blank check company organized under the laws of the State of Delaware to effect a merger, share exchange, asset acquisition or other business combination with a business that has its primary operating facilities located in the Asia Pacific region. To date, our efforts have been limited to organizational activities.

We believe that the future potential of the Asia Pacific economies and current market conditions present favorable opportunities for acquisition of companies with primary operations in the Asia Pacific region. Doing business in such region has become increasingly more attractive due to changes in the political, economic and social policies affecting certain Asia Pacific markets, including India and the People’s Republic of China (“China”). Although we are not limited to any specific country, we intend to focus our search on target businesses with primary operations in countries with a developed economy or with an emerging economy with a sustained and appreciable rate of growth, including but not limited to India, China, Hong Kong, South Korea, the Republic of China (“Taiwan”), Indonesia, Thailand, the Philippines, Malaysia and Singapore. We believe that these countries represent both a favorable environment for making acquisitions and an attractive operating environment for a target business for several reasons, including, among other things, attractive valuations for target businesses and increased government focus on privatizing assets, improving foreign trade and encouraging business and economic activity. We will not focus our efforts on target businesses with primary operations in countries that are currently characterized by macro or political instability or underdeveloped market economies with low or highly uncertain prospects of growth, including North Korea, Pakistan, Bangladesh, Cambodia, Myanmar and Vietnam.

There are various risks involved in effecting a business acquisitions in the Asia Pacific region including, among others, the risk that we may be unable to enforce our rights in the target business’ jurisdiction, that certain Asian Pacific countries may revert back to former policies regarding privatization of business and that relations between such countries and other countries, including the United States, may deteriorate, leading to reduced trade. For a more complete discussions of the risks relating to business acquisitions in the Asia Pacific region, see the section below entitled “Risk Factors.”

In focusing our efforts on identifying a prospective target business with primary operations in the Asia Pacific region, we intend to leverage the industry experience of our executive officers and directors. Our management team has extensive experience in the venture capital and private equity industry in Asia, as well as in North America. Ashok S. Kothari, our Chairman of the Board and Chief Executive Officer, is a Managing Director of The GE Asia Pacific Capital Technology Fund. W. Gage McAfee, our President and a member of our Board of Directors, is also a Managing Director of The GE Asia Pacific Capital Technology Fund. Virendra Nath, our Chief Financial Officer and a member of our Board of Directors, currently serves as the Managing Director of Skyway Finance Limited, a firm engaged in financial and strategic consulting and investment banking with a focus on the Asian Pacific markets. Ajay Kothari, our Secretary and a member of our Board of Directors, has served as Investment Senior Vice President, Treasurer and Risk Manager of the Global Investment Management arm of Prudential Financial, Inc. Po Hsiu Wei, our Vice President, has been Integrated Circuit Design Engineer with Spansion LLC, previously a Division of Advanced Micro Devices.

While our efforts in identifying a prospective target business will not be limited to a particular industry, we intend to leverage the industry experience of our executive officers by focusing our efforts on identifying a prospective target that is engaged in the following industry sectors: automobile ancillaries; energy; financial services; information technology and business process outsourcing; infrastructure; transportation and logistics; media and communications; manufacturing; pharmaceuticals, life sciences and health care; retail and textiles and garments. We believe that companies involved in these industries represent attractive acquisition targets for a number of reasons, including a favorable economic environment for these industries, potentially attractive valuations, and the large number of middle market acquisition candidates.

We intend our initial business combination to be with a target business the fair market value of which is at least equal to 80% of our net assets at the time of such acquisition. Consequently, it is likely that we will have the ability to initially complete only one single business combination, although this may entail the simultaneous acquisition of several operating businesses at the same time. We have not, nor has anyone on our behalf, either directly or indirectly, contacted any potential target businesses or their representatives or had any discussions, formal or otherwise, with respect to effecting a business combination with our company. Moreover, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate for us. Neither we nor any of our agents or affiliates have conducted any research or taken any measures, directly or indirectly, to locate or contact a target business.

Our existing stockholders, officers and directors, at their sole discretion, may purchase units in the offering. However, they are not obligated to do so, and we do not have any agreement or arrangement with them requiring them to purchase such units or any other of our securities.

Our executive offices are located at 15/F , The Hong Kong Club Building, 3A Chater Road Central, Hong Kong, and our telephone number is + 852 2801 5993.

The Offering

Securities offered	16,000,000 units, at $6.00 per unit, each unit consisting of:

• one share of common stock; and

• two warrants.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately on the 90th day after the date of this prospectus unless Jesup & Lamont determines that an earlier date is acceptable. In no event will Jesup & Lamont allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place within four business days after the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised following the initial filing of such Form 8-K, an amended Form 8-K will be filed to provide updated financial information to reflect the exercise of the over-allotment option. Jesup & Lamont expects to permit separate trading of the common stock and warrants as soon as reasonably practicable after our filing of the Current Report on Form 8-K reflecting the closing of this offering.

Common stock:

Number outstanding before this offering	4,000,000 shares

Number to be outstanding after this offering	20,000,000 shares

Warrants:

Number outstanding before this offering	0 warrants

Number to be outstanding after this offering	32,000,000 warrants

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period	The warrants will become exercisable on the later of:

	•	the completion of a business combination with a target business; or

	•	___, 2006, one year from the date of this prospectus.

The warrants will expire at 5:00 p.m., New York City time, on ___, 2009, four years from the date of this prospectus.

Redemption	We may redeem the outstanding warrants:

	•	in whole and not in part;

	•	at a price of $.01 per warrant at any time after the warrants become exercisable;

	•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three days before we send the notice of redemption.

Proposed OTC Bulletin Board symbols for our:

Units	[ ]

Common stock	[ ] (if and when separate trading commences)

Warrants	[ ] (if and when separate trading commences)

Offering proceeds to be held in trust:	$85,600,000 of the proceeds of this offering ($5.35 per unit) will be placed in a trust account at North Fork Bank, which will act as trustee, pursuant to an agreement to be signed on the date of this prospectus. These proceeds will not be released until the earlier of the completion of a business combination or our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $2,197,000 after payment of expenses related to this offering). It is possible that we could use a portion of the funds not in the trust account to make a deposit, or down payment or to fund a “no-shop” provision with respect to a particular proposed business combination. In the event we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to pay expenses related to finding a suitable business combination without securing additional financing. If we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate. Prior to the completion of a business combination, there will be no fees, reimbursements or cash payments made to our existing stockholders and/or officers and directors other than:

	▪	repayment of interest-free loans in the total amount of $140,000 made to the Company by Ashok S. Kothari, W. Gage McAfee, and Virendra Nath, our Chairman and Chief Executive Officer, our President, and our Chief Executive Officer, respectively, to cover offering expenses;

	▪	payment of $7,500 per month to Asia Pacific Capital (HK) Ltd., a Company owned by Ashok S. Kothari and W. Gage McAfee, our Chairman and Chief Executive Officer, and President, respectively, for office space and administrative services; and

	▪	reimbursement for any expenses incident to the offering and finding a suitable target business.

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Stockholders must approve business combination	We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable law. In connection with the vote required for any business combination, all of our existing stockholders have agreed to vote the shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. The term public stockholders means the holders of common stock sold as part of the units in this offering or in the aftermarket, including any existing stockholders, including our officers and directors, to the extent that they purchase or acquire such shares. We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights (described below). Voting against the business combination alone will not result in conversion of a stockholder’s shares into a pro rata share of the trust fund. Such stockholder must have also exercised its conversion rights described below.

Conversion rights for stockholders voting to reject a business combination	Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account, including any interest earned on their portion of the trust account, if the business combination is approved and completed. Public stockholders that convert their shares into their pro rata share of the trust fund will continue to have the right to exercise any warrants they may hold in accordance with the terms of such warrants.

Liquidation if no business combination	We will dissolve and promptly distribute only to our public stockholders (including any members of our management who participate in this offering or who acquire shares in the aftermarket) the amount in our trust account plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18-month period). Prior to the offering, our officers and directors own all of the 4,000,000 shares of our outstanding common stock, but they all have waived their right to receive distributions (other than with respect to units they purchase in this offering or common stock they purchase in the aftermarket) upon our liquidation prior to a business combination.

Escrow of management shares	On the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place the shares they owned before this offering into an escrow account with Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferable during the escrow period and will not be released from escrow until 12 months after the date of a business combination unless we were to consummate a transaction after the consummation of the initial business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

Management’s Registration rights	Our management will be entitled to make up to two demands that we register the shares they currently own in our company for public resale at any time after eight months from the date of the shareholders’ approval of a business combination. In addition, our management will have certain “piggy-back” registration rights on registration statements we may file after 8 months from the date of the shareholders’ approval of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Risks	In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. Additionally, the initial equity investment of our officers and directors, our initial stockholders, is below that which is required under the guidelines of the North American Securities Administrators Association, Inc. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 9 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes as of July 20, 2005 the relevant financial data for our business and should be read with our financial statements, which are included elsewhere in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented. The “as adjusted” information gives effect to the sale of the units we are offering including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale.

	July 20, 2005
	Actual	As Adjusted
Balance Sheet Data:
Working capital (deficiency)	$(5,000)	$87,817,000
Total assets	150,000	87,822,000
Total liabilities	130,000	5,000
Maximum value of common stock which may be converted to cash ($5.35 per share) in connection with a business combination	---	17,111,440
Stockholders’ equity	20,000	70,705,560

The working capital and total assets amounts include the $85,600,000 being held in the trust account, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust account and any remaining assets will be distributed solely to our public stockholders.

We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering both vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred and the business combination was completed, we would be required to convert into cash up to approximately 19.99% of the 16,000,000 shares sold in this offering, or 3,198,400 shares of common stock, at an initial per-share conversion price of $5.35, without taking into account interest earned on the trust account. The actual per-share conversion price will be equal to:

•	the amount in the trust account, including all accrued interest, as of two business days prior to the proposed consummation of the business combination; divided by

•	the number of shares of common stock sold in the offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus before making a decision to invest in our securities.

RISKS ASSOCIATED WITH OUR BUSINESS

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. None of our officers, directors, stockholders, or anyone on their behalf, has identified any suitable acquisition candidate for us. We have not contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction. We will not generate any operating revenues until after the consummation of a business combination. We cannot assure you that a business combination will occur.

If we are forced to liquidate before a business combination and distribute the proceeds from the offering, our public stockholders will receive less than $6.00 per share upon distribution of the trust account and our warrants will expire worthless.

If we are unable to complete a business combination within the required time frame described in this prospectus and are forced to liquidate our assets, the per-share liquidation distribution will be less than $6.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination—Liquidation if no business combination.”

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and upon consummation of this offering will file a Current Report on Form 8-K with the SEC including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies, such as Rule 419 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we will have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled “Comparison to offerings of blank check companies” appearing elsewhere in this prospectus.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to complete a business combination.

Based upon publicly available information, since August 2003 approximately 26 similarly structured blank check companies have completed initial public offerings. Of these companies, only one company has consummated a business combination, while three other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, there are approximately 22 blank check companies with more than $810 million in trust. While some of those companies have specific geographic regions, countries and industries in which they must complete a business combination, a number of them may consummate a business combination in any geographic region, country and industry they choose. We may therefore be subject to competition from these and other companies seeking to consummate a business plan similar to ours which will, as a result, increase demand for companies to combine with companies structured similarly to ours. Further, the fact that only one of such companies has completed a business combination and three of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders would be less than $5.35 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities with which we execute agreements with waive any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements, and it is not a condition to our doing business with anyone. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or in cases where management in unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims that could take priority over the claims of our public stockholders and the per-share liquidation price could be less than the $5.35 per share held in the trust account, plus interest, due to claims of such creditors.

Since we have not yet selected a target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the country, industry or business in which we may ultimately operate.

Although we intend to focus our efforts on businesses with primary operations in the Asia Pacific region, we are not limited to any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business operating in the Asia Pacific region, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination—We have not identified a target business.”

Resources could be wasted in researching acquisitions that are not consummated.

It is anticipated that the investigation of each specific target business and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys, and others. If a decision is made not to complete a specific business combination, the costs incurred up to that point for the proposed transaction would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target business, we may fail to consummate the transaction for any number of reasons including those beyond our control such as that more than 19.99% of our shareholders vote against the transaction even if a majority of our shareholders approve the transaction. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. See the section below entitled “Effecting a Business Combination —We have not identified a target business.”

We may issue shares of our capital stock or debt securities to complete a business combination which would reduce the equity interest of our stockholders and could likely cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 30,000,000 authorized, and unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Jesup & Lamont, the representative of the underwriters) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•
could likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating income and other resources after a business combination were insufficient to pay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

For a more complete discussion of the possible structure of a business combination, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination—Selection of a target business and structuring of a business combination.”

Our current officers and directors may resign upon consummation of a business combination.

Upon consummation of a business combination, the role of our key personnel in the target business cannot presently be ascertained. Although it is presently contemplated that certain members of our management team, particularly our Chairman and Chief Executive Officer and our President, will remain associated in various capacities with the target business following a business combination, it is possible that the management of the target business at the time of the business combination will remain in place. Alternatively, we may recruit new management team members to join the target business. Moreover, our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate the same as part of any such combination. In making the determination as to whether current management should remain with us following the business combination, management will analyze the experience and skill set of the target business’ management and negotiate as part of the business combination that certain members of current management remain if it is believed that it is in the best interests of the combined company post-business combination. If management negotiates to be retained post-business combination as a condition to any potential business combination, such negotiations may result in a conflict of interest. Although we intend to closely scrutinize the management of a prospective target business in connection with evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of management will prove to be correct.

The ability of our stockholders to exercise their conversion rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder so elects and votes against the business combination and the business combination is approved and completed. Accordingly, if our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the trust fund for possible payment upon such conversion, or we may need to arrange third party financing to help fund our business combination in case a larger percentage of stockholders exercise their conversion rights than we expected. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or we may end up having a leverage ratio that is not optimal for our business combination. This may limit our ability to effectuate the most attractive business combination available to us.

The loss of key executives could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of key executives. We believe that our success depends on the continued service of our key executive management team. We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. We do not have employment contracts with any of our current executives. The unexpected loss of the services of one or more of these executives could have a detrimental effect on us.

Our success depends to a large extent on our ability to recruit and retain qualified employees.

Our future success will depend in large part also on our ability to attract and retain highly skilled senior business executives, as well as industry experts and specialists, research and development scientists, management information specialists, operations, sales, marketing and managerial personnel. Should we not be able to attract or train key qualified management, future operating results may be adversely impacted.

Our officers and directors may allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours to our affairs. While it is our executive officers’ intention to devote substantial business time to identifying potential targets and consummating a business combination, their other business affairs could in the future require them to devote significant time to such affairs, thereby limiting their ability to devote sufficient time to our affairs. This could have a negative impact on our ability to consummate a business combination. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section appearing elsewhere in this prospectus entitled “Management—Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

Our officers and directors own, in the aggregate, 4,000,000 shares of our common stock which will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

Our officers and directors own, in the aggregate, 4,000,000 shares of our common stock, but have waived their right to receive distributions (other than with respect to units they purchase in this offering or common stock they purchase in the aftermarket) upon our liquidation prior to a business combination. The shares and warrants owned by our officers and directors will be worthless if we do not consummate a business combination. The personal and financial interests of our officers and directors may influence their motivation in identifying and selecting a target business and completing a business combination timely. Consequently, our officers’ and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

Our existing stockholders, including all of our officers and directors, will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount not in the trust fund, unless the business combination is consummated Therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination and in the public stockholders' best interest.

Our existing stockholders, including all of our officers and directors, will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the available proceeds not deposited in the trust fund, unless the business combination is consummated. The financial interest of our officers and directors could influence their motivation in selecting a target business to the extent they have incurred out of pocket expenses in excess of the escrow fund and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders’ best interest.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2006. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent registered public accounting firm report on management’s evaluation of our system of internal controls. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

RISKS ASSOCIATED WITH OUR ACQUISITION OF A TARGET BUSINESS IN THE ASIA PACIFIC REGION

We believe that the future potential of the Asia Pacific economy and current market conditions present favorable opportunities for the acquisition of companies with primary operations in the Asian Pacific region. Although we are not limited to any specific country, we intend to focus our search on target businesses that are located in India, China, Hong Kong, South Korea, Taiwan, Indonesia, Thailand, Philippines, Malaysia and Singapore. The acquisition of companies with operations in the Asian Pacific region entails special considerations and risks. If we are successful in achieving our business objective, which is to acquire a business with primary operations in the Asia Pacific region, our operations and assets would be subject to, and possibly adversely affected by, significant political, social, economic, legal and other risks relating to the Asia Pacific region, as well as to certain additional country specific risks, which are discussed in more detail below.

Political, economic, social and military conditions in the Asia Pacific region may adversely affect our ability to achieve our business objective or the results of operations of our target business.

Our ability to achieve our business objective may be adversely affected by political, economic, social and religious factors, changes in laws or regulations and the status of the relationships between countries in the Asia Pacific region and the United States. In addition, the economy of countries in the Asia Pacific region may differ favorably or unfavorably from the U.S. economy in such respects as the rate of growth of gross domestic product, the rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position. In certain Asian Pacific countries, including India and China, as discussed in more detail below, governments have exercised and continue to exercise significant influence over many aspects of the economy. Accordingly, government actions in the future could have a significant effect on the economy of the Asia Pacific region, which could adversely affect our ability to achieve our business objective or the results of operations of our target business.

Since early 2003, there have been military hostilities, political tensions, terrorist activities and civil unrest in Afghanistan, Iraq and other Asian countries, including India, South Korea, Taiwan, Indonesia and the Philippines, which are discussed in more detail below. These events could adversely influence the economies of countries in the Asia Pacific region, even countries that are not directly affected by these events, and, as a result, adversely affect our ability to achieve our business objective or the results of operations of our target business.

Countries in the Asian Pacific region have different corporate disclosure, governance and regulatory requirements than those in the United States which may make it more difficult or complex to consummate a business combination.

Companies in the Asian Pacific region are subject to accounting, auditing, regulatory and financial standards and requirements that differ, in some cases significantly, from those applicable to United States companies, which may make it more difficult or complex to consummate a business combination. There is substantially less publicly available information about public or private Asia Pacific-based companies than there is about United States companies. Legal principles relating to corporate affairs and the validity of corporate procedures, directors’ fiduciary duties and liabilities and shareholders’ rights for Asia Pacific-based companies may differ from those that may apply in the United States, which may make the consummation of a business combination with any of such companies more difficult and time consuming. We therefore may have more difficulty in achieving our business objective.

Foreign currency fluctuations and foreign exchange controls could adversely affect our ability to achieve our business objective or adversely affect the results of operations of our target business.

Because our business objective is to acquire one or more operating businesses with primary operations in the Asia Pacific region, changes in the exchange rate between the U.S. dollar and the foreign currency in which the assets and revenues of our target business are denominated may affect our ability to achieve such objective. If the U.S. dollar declines in value against the currency of denomination of the target business, any business combination will be more expensive and therefore more difficult to complete. Furthermore, we may incur costs in connection with conversions between U.S. dollars and the applicable foreign currency, which may make it more difficult to consummate a business combination or adversely affect the results of operations of our target business. Fluctuations in exchange rates could also adversely affect the value, translated or converted in U.S. dollars, of the net assets, earnings and any declared dividends of our target business after the consummation of a business combination.

In addition, following a business combination, we will be subject to rules and regulations of the target business’ jurisdiction on currency conversion. Asian Pacific governments have imposed from time to time and may in the future impose or modify foreign exchange controls which institute restrictions on the conversion of the domestic currency into foreign currency and the use of foreign exchange received by domestic companies to pay foreign currency-denominated obligations. We cannot assure you that foreign exchange controls restrictions or similar limitations will not apply or be imposed on our target business. If imposed, these restrictions could materially and adversely affect our ability to effectively use our cash flow or to obtain foreign currency to service our foreign currency obligations following a business combination. Certain country specific risks relating to foreign currency exchange controls are discussed in more detail below.

Many industries in the Asia Pacific region are subject to government regulations that limit or prohibit foreign investments in such industries, which may limit the potential number of acquisition candidates and adversely affect our ability to achieve our business objective.

Many countries in the Asia Pacific regions, including India and China, as discussed in more detail below, prohibit foreign investments in certain sectors and limit the ownership in certain other sectors. We intend to avoid sectors in which foreign investment is disallowed. This could limit the possible number of acquisitions that are available for investment. The management team will evaluate the risk associated with investments in sectors in which ownership is restricted. However, there can be no guarantee that management will be correct in its assessment of political and policy risk associated with investments in general and in particular in sectors that are regulated by the local government. Any changes in policy could have an adverse impact on our ability to achieve our business objective which is to acquire a business with primary operations in the Asia Pacific region.

Because any target business that we attempt to complete a business combination with will be required to provide our stockholders with financial statements prepared in accordance with or reconciled to United States generally accepted accounting principles, prospective target businesses may be limited.

In accordance with requirements of United States federal securities laws, in order to seek stockholder approval of a business combination, a proposed target business will be required to have certain financial statements which are prepared in accordance with, or are reconciled to, United States generally accepted accounting principles and audited in accordance with United States generally accepted auditing standards. To the extent that a prospective target business does not have financial statements which have been prepared with, or which can be reconciled to, United States generally accepted accounting standards, and audited in accordance with United States generally accepted auditing standards, we may not be able to acquire such target business. These financial statement requirements may limit the pool of potential target businesses which we may acquire.

If we determine to change domicile in connection with a business combination, the new jurisdiction’s law will likely govern all of our material agreements and we may not be able to enforce our legal rights.

In connection with a business combination, we may determine to relocate the home jurisdiction of our business from Delaware to a jurisdiction outside of the United States. If we determine to do this, the new jurisdiction’s corporate law will control our corporate governance requirements and will determine the rights of our stockholders. The new jurisdiction’s corporate law may provide less protection to our stockholders than is afforded by Delaware law. In addition, upon reincorporation, we may become a “foreign private issuer” for purposes of United States securities laws, which means that we may be subject to less stringent reporting requirements and that some provisions of the United States securities laws (such as the proxy rules and the short-swing trading rules) would not apply to us.

In addition, if we were to relocate to a foreign jurisdiction, whether or not we reincorporate outside the United States, the new jurisdiction’s laws will likely govern all of our material agreements. We cannot assure you that the system of laws and the enforcement of existing laws in such jurisdiction would be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements in a new jurisdiction could result in a significant loss of business, business opportunities or capital. Any such reincorporation will likely subject us to foreign regulation, including foreign taxation.

Natural calamities could affect our ability to complete a business transaction in 18 months from the date of this prospectus, or materially disrupt or adversely affect the operations of our target business.

The Asia Pacific countries have experienced a number of natural calamities in the past few years, including earthquakes, typhoons, volcanic eruptions, floods and drought. On September 21, 1999, Taiwan experienced a severe earthquake that caused significant property damage and loss of life, particularly in the central part of Taiwan. In 2002 and 2003, Taiwan experienced serious droughts. On December 26, 2004, a tsunami triggered by an earthquake in the Indian Ocean devastated the shores of Indonesia, Sri Lanka, South India, Thailand and other countries, killing from 200,000 to 310,000 people, according to not yet complete estimates. On March 28, 2005, a major earthquake struck off the western coast of Sumatra. Natural calamities and disasters could affect our ability to complete a business transaction in 18 months from the date of this prospectus or materially disrupt and adversely affect the operations of our target business. In addition, we cannot assure you that our target business will maintain an insurance coverage for these risks or that such insurance coverage will adequately compensate our target business for all damages and economic losses resulting from natural calamities.

A recurrence of severe acute respiratory syndrome or other infectious diseases like avian influenza may adversely affect our ability to achieve our business objective or have a negative impact on our target business.

In 2003, several Asian Pacific countries, including China and Hong Kong as the most severely affected areas, were affected by the outbreak of Severe Acute Respiratory Syndrome, or SARS. Although this SARS outbreak was generally believed to have been brought under control during 2003, there have been a number of recent cases reported in China and elsewhere in the Asia region. In addition, there has recently been an outbreak of avian influenza in humans in Asian countries, including China, South Korea, Indonesia and Thailand, which has proven fatal in some instances. If there is a recurrence of a serious outbreak of SARS or of other infectious diseases like the avian influenza, it may adversely affect our ability to achieve our business objective or have a negative impact on our target business.

Investors may have difficulty enforcing judgments against our management or our target business.

All except one of our directors and executive officers named in this registration statement reside outside the United States. Virtually all of the assets of many of these persons are located outside the United States. As a result, you may be unable to effect service of process upon such persons outside their jurisdiction of residence. In addition you may be unable to enforce against these persons outside the jurisdiction of their residence, judgments obtained in courts of the United States, including judgments predicated solely upon the federal securities laws of the United States.

After the consummation of a business combination, it is likely that substantially all or a significant portion of our assets will be located outside of the United States and some of our officers and directors may reside outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that most of the countries of the Asia Pacific region, including India, China, Hong Kong, South Korea, Taiwan, Indonesia, Thailand, Philippines, Malaysia and Singapore, do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States.

ADDITIONAL RISKS RELATING TO INDIA

A significant change in the Indian government’s economic liberalization and deregulation policies may adversely affect our ability to achieve our business objective or the results of operations of our target business.

Since mid-1991, the Indian government has committed itself to implementing an economic structural reform program with the objective of liberalizing India’s exchange and trade policies, reducing the fiscal deficit, controlling inflation, promoting a sound monetary policy, reforming the financial sector, and placing greater reliance on market mechanisms to direct economic activity. A significant component of the program is the promotion of foreign investment in key areas of the economy and the further development of, and the relaxation of restrictions in, the private sector. While the government’s policies have resulted in improved economic performance, there can be no assurance that the economic recovery will be sustained. Moreover, there can be no assurance that these economic reforms will persist, and that any newly elected government will continue the program of economic liberalization of previous governments. Any change may adversely affect Indian laws and policies with respect to foreign investment and currency exchange. Such changes in economic policies could negatively affect the general business and economic conditions in India, which could in turn adversely affect our ability to achieve our business objective or the results of operations of our target business.

Regional hostilities, terrorist attacks or social unrest in some parts of India may have an adverse effect on our ability to achieve our business objective or the results of operations of our target business.

Religious and border disputes persist in India. The longstanding grievances between the Hindu and Muslim populations has resulted recently in communal violence in the western Indian state of Gujarat. Moreover, India has from time to time experienced civil unrest and hostilities with neighboring countries such as Pakistan. The longstanding dispute with Pakistan over the border Indian state of Jammu and Kashmir, a majority of whose population is Muslim, remains unresolved. India has also experienced terrorist attacks in some parts of the country. If the Indian government is unable to control the violence and disruption associated with these tensions, the results could destabilize the economy and, consequently, adversely affect our ability to achieve our business objective or the results of operations of our target business.

Indian law may limit the ability of our target business to raise capital outside India and may limit the ability of others to acquire our target business, which could prevent us from operating our business or entering into a transaction that is in the best interests of our shareholders.

Indian law may constrain the ability of our target business to raise capital outside India through the issuance of equity or convertible debt securities. Generally, any foreign investment in, or an acquisition of, an Indian company requires approval from relevant government authorities in India, including the Reserve Bank of India. If we are required to seek the approval of the Government of India and the Government of India does not approve the investment or implements a limit on the foreign equity ownership of our target business, our ability to seek and obtain additional equity investment by non-Indian investors will be limited.

The sale of the shares of our target business will be subject to restrictions under Indian law, which may adversely impact the price of the shares of our target business or your ability to repatriate your proceeds from such sale.

Under current Indian regulations and practice, the approval of the Reserve Bank of India may be required for the sale of shares of our target business by a non-resident of India to a resident of India, unless the sale is made through a stock exchange. Under currency exchange controls that are in effect in India, any approval granted by the Reserve Bank of India will specify a limit on the price at which our shares may be transferred based on a specified formula, and a higher price per share may not be permitted. Additionally, shareholders who seek to convert the rupee proceeds from a sale of shares in India into foreign currency and repatriate that foreign currency from India will have to obtain Reserve Bank of India approval for each transaction unless sold through a stock exchange. We cannot assure you that any required approval from the Reserve Bank of India or any other government agency could be obtained on any particular terms or at all.

ADDITIONAL RISKS RELATING TO CHINA

The Chinese government could change its policies toward, or even nationalize, private enterprises, which could adversely affect our ability to achieve our business objective or the results of operations of our target business.

Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activities and decentralization of economic regulation with a move towards a market economy. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government resulting in changes in laws, regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could adversely affect our ability to achieve our business objective or adversely affect the results of operations of our target business. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.

If relations between the United States and China deteriorate, it could cause potential target business or their goods and services to become less attractive.

The relationship between the United States and China is subject to sudden fluctuation and periodic tension. For instance, the United States has recently announced its intention to impose new short-term quotas on Chinese clothing imports, which may be extended for several years. Such import quotas may adversely affect political relations between the two countries and result in retaliatory countermeasures by China in industries that may affect our ultimate target business. Relations may also be compromised if the U.S. becomes a more vocal advocate of Taiwan or proceeds to sell certain military weapons and technology to Taiwan. Changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential target businesses or their goods and services to become less attractive. Because we are not limited to any specific industry, there is no basis for investors in this offering to evaluate the possible extent of any impact on our ultimate operations if relations are strained between China and the United States.

If China imposes restrictions to reduce inflation, future economic growth in China could be severally curtailed, which could lead to a significant decrease in our profitability following a business combination.

While the economy of China has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. If prices for the products of our ultimate target business rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, China has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. If similar restrictions are imposed, it may lead to a slowing of economic growth. Because we are not limited to any specific industry, the ultimate industry that we operate in may be affected more severely by such a slowing of economic growth.

If the United States imposes trade sanctions on China due to its current currency policies, our target business’ ability to succeed in the international market may be diminished.

Over the past few years, China has “pegged” its currency to the United States dollar. This means that each unit of Chinese currency has had a set ratio for which it may be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies. This policy has been under review by policy makers in the United States. Trade groups in the United States have blamed the cheap value of the Chinese currency for causing job losses in American factories, giving exporters an unfair advantage and making its imports expensive. Congress has been considering the enactment of a bill, the China Currency Act, that would require the United States treasury secretary to report to Congress whether China is manipulating its currency to gain a trade advantage with the view of imposing new tariffs on Chinese imports. Following increasing pressure for China to change its currency policies, on July 20, 2005, the People’s Bank of China announced its decision to strengthened the exchange rate of the Chinese currency to the U.S. dollar, revaluating the Chinese currency by 2.1%, and to introduce a “managed floating exchange rate regime.” Starting from July 21, 2005, the exchange rate of the Chinese currency has been allowed to float against a basket of currencies, although the daily trading price of the U.S. dollar against the Chinese currency in the inter-bank foreign exchange market can float only within a range of 0.3 percent around the central parity published by the People’s Bank of China.

At the date of this prospectus, it is difficult to anticipate the reaction of the Congress to the reforms implemented by the People’s Bank of China. Admittedly, the 2.1% revaluation of the Chinese Currency stops significantly short of the 27.5% adjustment stipulated by the proposed China Currency Act. If Congress deems that China is still gaining a trade advantage from its exchange currency policy, and an additional tariff is imposed, it is possible that China-based companies will no longer maintain significant price advantages over foreign companies, including the United States, on their goods and services. If the United States or other countries enact laws to penalize China for its currency policies, our target companies are likely to be adversely affected since the current competitive advantages that exist as a result of existing currency policies will cease.

ADDITIONAL RISKS RELATING TO HONG KONG

The exercise of China’s sovereignty over Hong Kong may adversely affect our ability to achieve our business objective or adversely affect our target business.

From July 1, 1997, Hong Kong ceased to be a Crown Colony of the United Kingdom, and became a Special Administrative Region of China. Under the Basic Law, which governs China’s relationship with Hong Kong, Hong Kong enjoys a high degree of legislative, judicial and economic autonomy except for foreign and defense affairs. Moreover, China’s political system and policies are not practiced in Hong Kong. Under the principle of “one country, two systems,” Hong Kong maintains a legal system that is based on the common law and is different from that of China. The continued stability of political, economic or commercial conditions in Hong Kong remains uncertain, and any there can be no assurance that our ability to achieve our business objective or the financial condition and results of operations of our target business will not be adversely affected as a consequence of the exercise of China’s sovereignty over Hong Kong. In addition, political and social developments in China have from time to time adversely affected the Hong Kong economy.

ADDITIONAL RISKS RELATING TO SOUTH KOREA

Tensions with North Korea could adversely affect our ability to achieve our business objective or adversely affect our target business.

Relations between South Korea and North Korea have been tense over most of Korea’s history. The level of tension between the two Koreas has fluctuated and may increase or change abruptly as a result of current and future events, including ongoing contacts at the highest levels of the governments of Korea and North Korea and increasing hostility between North Korea and the United States. In December 2002, North Korea removed the seals and surveillance equipment from its Yongbyon nuclear power plant and evicted inspectors from the United Nations International Atomic Energy Agency, and has reportedly resumed activity at its Yongbyon power plant. In January 2003, North Korea announced its intention to withdraw from the Nuclear Non-Proliferation Treaty, demanding that the United States sign a non-aggression pact as a condition to North Korea dismantling its nuclear program. In August 2003, representatives of Korea, the United States, North Korea, China, Japan and Russia held multilateral talks in an effort to resolve issues relating to North Korea’s nuclear weapons program. While the talks concluded without resolution, participants in the August meeting indicated that further negotiations may take place in the future and, in February 2004, six party talks resumed in China. A third round of talks were held in June 2004 with agreement to hold further talks in September, which were postponed and have not resumed yet. In February 2005, North Korea declared that it had developed and was in possession of nuclear weapons. It also announced its indefinite withdrawal from the six-party talks. In addition, in May 2005, North Korea test launched a short-range missile, which landed in the Sea of Japan. An increase in the level of tensions or an outbreak of hostilities between North Korea and Korea and/or the United States, could adversely affect our ability to achieve our business objective or hurt our target business and its results of operations and financial conditions.

ADDITIONAL RISKS RELATING TO TAIWAN

Relations between Taiwan and China could adversely affect our ability to achieve our business objective or adversely affect our target business.

Taiwan has a unique international political status. China does not recognize the sovereignty of Taiwan. Although significant economic and cultural relations have been established during recent years between Taiwan and China, relations have often been strained. The government of China has threatened to use military force to gain control over Taiwan in limited circumstances. In particular, on March 14, 2005, China adopted an anti-secession law which, among other things, includes such a threat. Factors affecting military, political or economic conditions in Taiwan could have a material adverse effect on our ability to achieve our business objective or adversely affect the operations of our target business.

ADDITIONAL RISKS RELATING TO INDONESIA

Civil unrest and terrorist activities in Indonesia could adversely affect our ability to achieve our business objective or materially disrupt or adversely affect the operations of our target business.

In recent years, actions by separatist movements and clashes between religious and ethnic groups have resulted in social and civil unrest in parts of Indonesia. In the provinces of Aceh and Papua (formerly Irian Jaya), there have been numerous clashes between supporters of separatist movements and the Indonesian military. In the province of Maluku, clashes between religious groups have resulted in thousands of casualties and displaced persons in recent years.

Several bombing incidents have taken place in Indonesia on a number of occasions over the past few years. On October 12, 2002, over 200 people were killed in a bombing at a tourist area in Bali. On August 5, 2003 a bomb exploded at the J.W. Marriott Hotel in Jakarta killing at least 12 people and injuring more than 150 people. On September 9, 2004, a bomb exploded outside the Australian embassy in Jakarta’s central business district, killing at least nine people and injuring over 180 people. On May 28, 2005, two bombs exploded in a crowded market in Tentena in central Indonesia, killing at least 20 people and injuring at least 40. In May 2005, the United States also closed its embassy in Indonesia for a few days following an unspecified threat.

There can be no assurance that civil unrest and further terrorist acts will not occur in the future. Such acts could destabilize Indonesia and have a material adverse effect on investment and confidence in, and in the performance of, the Indonesian economy, which in turn may have a material adverse effect on our ability to achieve our business objective or on the operations of our target business.

ADDITIONAL RISKS RELATING TO THE PHILIPPINES

Terrorist activities and political instability in Indonesia could adversely affect our ability to achieve our business objective or materially disrupt or adversely affect the operations of our target business.

In the past four years, an increasing number of kidnappings, criminal and terrorist activities have occurred in Mindanao. There have been a series of bombing incidents in key cities in Mindanao, including Davao City. The armed conflict between the Philippine military and the communist Moro Islamic Liberation Front also continues in Mindanao. The presidential election held on May 10, 2004, resulted in a victory by the incumbent President Gloria Macapagal-Arroyo who successfully retained her post. The opposition has alleged irregularities in the presidential election, such as stolen ballots and vote buying. The Philippine Congress also commenced an inquiry into a wire tapped audio tape which contains a conversation allegedly between President Gloria Macapagal-Arroyo and a commissioner of the Commission on Elections discussing the vote count on the presidential election held on May 10, 2004. Any terrorist activities, social unrest or political instability in the future could adversely affect our ability to achieve our business objective or materially disrupt or adversely affect the operations of our target business.

RISKS ASSOCIATED WITH THIS OFFERING

Because of the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination within the required time frame.

We expect to encounter intense competition from other entities having a business objective similar to ours, including leveraged buyout funds, hedge funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do. Further, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of common stock held by public stockholders in certain instances may reduce the resources available for a business combination. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We will be limited by the requirement that our initial business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition. This requirement will prevent us from initially targeting smaller companies, even if we believe they are attractive candidates for acquisition.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our existing stockholders paid an aggregate of $25,000 or $0.00625 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 30% or $1.79 per share (the difference between the pro forma net tangible book value per share of $4.21 and the initial offering price of $6.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the units, we will be issuing warrants to purchase 32,000,000 shares of common stock or 36,800,000 shares if the underwriters’ over-allotment option is exercised. We will also issue an option to purchase 800,000 units to the representative of the underwriters which, if exercised, will result in the issuance of an additional 800,000 shares of common stock and 1,600,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and option may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and option could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and option are exercised, you may experience dilution to your holdings.

If members of our current management exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

We intend to grant each member of our current management the right to demand that we register, at our expense, the resale of their shares of common stock at any time after 8 months from the date of the shareholders’ approval of a business combination. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 4,000,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states and a limited number of other jurisdictions.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, Florida, Hawaii, Illinois, Indiana, New York and Rhode Island. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in these states and in other jurisdictions in which an applicable exemption is available or An application has been filed and accepted under the securities or “blue sky” laws of such states. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the state securities laws and registrations affecting this offering, please see the section entitled “State Blue Sky Information” appearing elsewhere in this prospectus.

Since Jesup & Lamont does not have significant experience as a lead underwriter, we cannot assure you that it will be successful.

Jesup & Lamont does not have significant experience as a lead underwriter in public offerings and, therefore, much of the success of this offering depends on them. We may not be able to obtain sufficient research coverage from market analysts after the offering. The lack of such coverage may reduce or limit the market price, liquidity or trading volume of our units.

There is currently no market for our securities and a market for our securities may not develop, which could adversely affect the liquidity and price of our securities.

There is no market for our securities. Therefore, stockholders should be aware that they cannot benefit from information about prior market history as to their decisions to invest which means they are at further risk if they invest. In addition, the price of the securities, after the offering, can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be maintained. Investors may be unable to sell their securities unless a market can be established or maintained.

While we intend to have our securities quoted on the OTC Bulletin Board, we will not list or quote our securities on The Nasdaq Stock Market or a national exchange, which will limit the liquidity and price of our securities.

We intend to have our securities traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included on The Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities as opposed to quotation or listing on The Nasdaq Stock Market or a national exchange. Lack of liquidity will limit the price at which you may be able to sell our securities or your ability to sell our securities at all. We cannot assure you, however, that such securities will be approved for quotation or continue to be authorized for quotation by the OTC Bulletin Board or any other market in the future, in which event the liquidity and price of our securities would be even more adversely impacted.

If we were deemed to be an investment company, we could be required to institute burdensome compliance requirements and our activities could be restricted, which would make it significantly more difficult or costly for us to complete a business combination and operate our business.

If we are deemed to be an investment company under the Investment Company Act of 1940, the nature of our investments and the issuance of our securities would be restricted, which would make it significantly more difficult or costly for us to complete a business combination and operate our business. In addition, burdensome requirements would be imposed on us, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

If our common stock becomes subject to the penny stock rules, broker dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Because we have no “independent” directors, actions taken and expenses incurred by our officers and directors on our behalf will generally not be subject to “independent” review.

Each of our directors owns shares of our common stock and, although no compensation will be paid to them for services rendered prior to or in connection with a business combination, they may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent that such expenses exceed the available proceeds not deposited in the trust fund, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination. Because none of our directors will be deemed “independent,” we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Although we believe that all actions taken by our directors on our behalf will be in our best interests, we cannot assure you that this will be the case. If actions are taken, or expenses are incurred that are not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by the public stockholders.

Because our initial stockholders’ initial equity investment was only $25,000, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.

Pursuant to the Statement of Policy Regarding Promoter’s Equity Investment promulgated by The North American Securities Administrators Association, Inc., an international organization devoted to investor protection, any state administrator may disallow an offering of a development stage company if the initial equity investment by a company’s promoters does not equal a certain percentage of the aggregate public offering price. Our promoters’ initial investment of $25,000 is less than the required $2,510,000 minimum amount pursuant to this policy. Accordingly, a state administrator would have the discretion to disallow our offering if it wanted to. We cannot assure you that our offering would not be disallowed pursuant to this policy.

USE OF PROCEEDS

We have agreed to bear all fees, disbursements and expenses in connection with this offering. We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over-Allotment Option	Over-Allotment Option Exercised

Gross proceeds	$96,000,000.00	$110,400,000.00
Offering expenses(1)
Underwriting discount (7% of gross proceeds)	6,720,000.00	7,728,000.00
Non-accountable expense allowance (1% of gross proceeds)	960,000.00	960,000.00
Legal fees and expenses (including blue sky services and expenses)	350,000.00	350,000.00
Miscellaneous expenses	32,425.91	32,425.91
Printing and engraving expenses	22,500.00	22,500.00
Accounting fees and expenses	50,000.00	50,000.00
SEC registration fee	36,534.09	36,534.09
NASD registration fee	31,540.00	31,540.00
Total Offering expenses	8,203,000.00	9,211,000.00

Net proceeds
Held in trust	85,600,000.00	98,992,000.00
Not held in trust	2,197,000.00	2,197,000.00
Total net proceeds	$87,797,000.00	$101,189,000.00

The following table shows use of net proceeds not held in trust (2):

	Proceeds	% of Total

Due diligence of prospective target businesses	650,000.00	29.59%
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination and the preparation and filing of the related proxy statement	500,000.00	22.76%
Payment of administrative fee to Asia Pacific Capital (HK) Ltd. ($7,500 per month for two years)	180,000.00	8.19%
Legal and accounting fees relating to SEC reporting obligations	150,000.00	6.83%
Working capital to cover miscellaneous expenses, D&O insurance and reserves	717,000.00	32.63%
Total	$2,197,000.00	100.00%

(1)	A portion of the offering expenses have been paid from the funds loaned to us by members of our management described below. These funds will be repaid from the gross proceeds of this offering.
(2)	These expenses are estimates only. Our actual expenditures for some or all of these items may differ substantially from those set forth herein.

All of the $85,600,000 (or $98,992,000 if the underwriters’ over-allotment option is exercised in full) of net proceeds from the offering, will be placed in a trust account at North Fork Bank, as trustee. The proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

The payment to Asia Pacific Capital (HK) Ltd., a company owned by Ashok S. Kothari and W. Gage McAfee, our Chairman and Chief Executive Officer, and our President, respectively, of a monthly fee of $7,500 is for certain administrative, technology and secretarial services, as well as the use of certain limited office space in 15/F, The Hong Kong Club Building 3A Chater Road Central Hong Kong. This arrangement is being agreed to by Asia Pacific Capital (HK) Ltd. for our benefit and is not intended to provide Messrs. Ashok S. Kothari and W. Gage McAfee compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Hong Kong area, that the fee charged by Asia Pacific Capital (HK) Ltd. is at least as favorable as we could have obtained from an unaffiliated person. Upon completion of a business combination or our liquidation, we will no longer be required to pay this monthly fee.

We intend to use the excess working capital (approximately $717,000.00) for director and officer liability insurance premiums (approximately $100,000) with the balance of $617,000 being held in reserve in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our existing stockholders, including our directors and officers, in connection with activities on our behalf as described below. We expect that due diligence of prospective target businesses will be performed by some or all of our officers and directors and may include engaging market research firms and/or third party consultants. Our officers and directors will not receive any compensation for their due diligence of prospective target businesses, but will be reimbursed for any out-of-pocket expenses (such as travel expenses) incurred in connection with such due diligence activities. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs.

It is also possible that we could use a portion of such excess working capital to make a deposit, down payment or fund a “no-shop” provision with respect to a particular proposed business combination, although we do not have any current intention to do so. We believe that the net proceeds from the offering will be sufficient to fund the evaluation, negotiation and other expenses attendant to consummating a business combination even if we make such a payment. However, in the event that we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to conduct due diligence and pay other expenses related to finding another suitable business combination without securing additional financing. Thus, if we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended may be used to finance the operations of the target business.

Messrs. Kothari, McAfee, and Nath, our Chairman and Chief Executive Officer, our President, and our Chief Financial Officer, respectively, have advanced to us a total of $140,000 ($100,000 on July 19, 2005 and $ 40,000 on August 8, 2005) which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee and legal and accounting fees and expenses. The loans will be payable without interest on the earlier of one year from the date of issuance or the consummation of this offering. The loans will be repaid out of the proceeds of this offering.

The net proceeds of this offering not held in the trust account and not immediately required for the purposes set forth above will only be invested in United States “government securities,” defined as any Treasury Bills issued by the United States having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, so that we are not deemed to be an investment company under the Investment Company Act of 1940. The interest income derived from investment of these net proceeds during this period may be used to pay any tax on such income, and to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

Commencing on the effective date of this prospectus through the consummation of the acquisition of the target business, we will pay Asia Pacific Capital (HK) Ltd. the fee described above. Other than this $7,500 per month administrative fee, no compensation of any kind (including finder’s and consulting fees) will be paid to any of our existing stockholders, our officers or directors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. To the extent that such expenses exceed the available proceeds not deposited in the trust fund, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination, in which event this reimbursement obligation would in all likelihood be negotiated with the owners of a target business. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination. However, such remuneration, if any, will be based upon the scope of duties of such members of management and as determined by a Compensation Committee, if any, or the Board of Directors of the Company following such business combination.

A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account) only in the event of our liquidation or if that public stockholder were to seek to convert such shares into cash in connection with a business combination which the public stockholder voted against and which we consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash in connection with a business combination), by the number of outstanding shares of our common stock.

At July 20, 2005, our net tangible book value (including $25,000 of deferred offering costs) was approximately $20,000, or approximately $0.00 per share of common stock. After giving effect to the sale of 16,000,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at July 20, 2005 would have been $70,705,560 or $4.21 per share, representing an immediate increase in net tangible book value of $4.21 per share to the existing stockholders, including our directors and officers, and an immediate dilution of $1.79 per share or 30% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is $17,111,440 less than it otherwise would have been because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account as of the record date for the determination of stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of shares sold in this offering (less shares subject to conversion).

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$6.00
Net tangible book value before this offering	$0.00
Increase attributable to new investors	4.21
Pro forma net tangible book value after this offering		4.21
Dilution to new investors		$1.79

The following table sets forth information with respect to our existing stockholders, including our directors and officers, and the new investors:

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share

Existing stockholders	4,000,000	20.0%	$25,000	0.026%	$0.00625
New investors	16,000,000	80.0%	$96,000,000	99.974%	$6.00
	20,000,000	100.0%	$96,025,000	100%

The pro forma net tangible book value after the offering (of $4.21) is calculated as follows:

Numerator:
Net tangible book value before this offering (including $25,000 of deferred offering costs)	$20,000
Net proceeds from this offering	87,797,000
Less: Proceeds held in trust subject to conversion to cash ($85,600,000 x 19.99%)	(17,111,440)
$70,705,560
Denominator:
Shares of common stock outstanding prior to this offering	4,000,000
Shares of common stock included in the units offered	16,000,000
Less: Shares subject to conversion (16,000,000 x 19.99%)	(3,198,400)
16,801,600

CAPITALIZATION

The following table sets forth our capitalization at July 20, 2005 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	As of July 20, 2005
	Actual	As Adjusted
	(As Audited)
Notes Payable to existing stockholders	$100,000	$--
Total debt	100,000	--
Common stock, $.0001 par value, -0- and 3,198,400 shares which are subject to possible conversion, shares at conversion value	--	17,111,440
Stockholders’ equity:
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	--	--
Common stock, $.0001 par value, 50,000,000 shares authorized; 4,000,000 shares issued and outstanding; 16,801,600 shares issued and outstanding (excluding 3,198,400 shares subject to possible conversion), as adjusted	400	1,680
Additional paid-in capital	24,600	70,708,880
Deficit accumulated during the development stage	(5,000)	(5,000)
Total stockholders’ equity	20,000	70,705,560
Total capitalization	$120,000	$87,817,000

If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering (less shares subject to conversion).

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on June 15, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•
will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating income and other resources after a business combination were insufficient to pay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the units (after deducting offering expenses of approximately $523,000 and underwriting discounts and non-accountable expense allowance of approximately $7,680,000 in the aggregate) will be approximately $87,797,000 or $101,189,000 if the underwriters’ over-allotment option is exercised in full. Of this amount, $85,600,000 or $98,992,000 if the underwriters’ over-allotment option is exercised in full, will be held in trust and the remaining $2,197,000 (also if the underwriters’ over-allotment option is exercised in full) will not be held in trust. We will use substantially all of the net proceeds of this offering not being held in trust to identify and evaluate prospective acquisition candidates, select the target business, and structure, negotiate and consummate the business combination. To the extent that our capital stock or debt securities are used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not otherwise used may be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate approximately $650,000 of expenses for the due diligence and investigation of a target business, $500,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination (including the costs of obtaining stockholder approval), $180,000 for the administrative fee payable to Asia Pacific Capital (HK) Ltd. ($7,500 per month for two years), $150,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $717,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $100,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required to operate our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us. We would only consummate such a financing simultaneously with the consummation of a business combination.

We are obligated, commencing on the effective date of this prospectus, to pay to Asia Pacific Capital (HK) Ltd ., an entity owned by Messrs. Ashok S. Kothari and W. Gage McAfee, a monthly fee of $7,500 for certain administrative, technology and secretarial services, as well as the use of certain limited office space in Hong Kong.

On July 19, 2005, Messrs. Ashok S. Kothari and W. Gage McAfee advanced a total of $100,000 to us, on a non-interest basis, for payment of offering expenses on our behalf. On August 8, 2005, Virendra Nath advanced $40,000 to us, on a non-interest basis, as additional working capital to cover additional offering expenses. All these loans will be payable without interest on the earlier of one year from the date of issuance or the consummation of this offering. We intend to repay these loans from the proceeds of this offering not being placed in trust.

We have agreed to sell to the representative of the underwriters, for $100, an option to purchase up to a total of 800,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants underlying this option are exercisable at $6.25 per share (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit (125% of the exercise price of the units sold in the offering) commencing on the later of the consummation of a business combination or one year from the date of this prospectus and expiring five years from the date of this prospectus. For a more complete description of the purchase option, see the section below entitled “Underwriting - Purchase Option.”

PROPOSED BUSINESS

Introduction

We incorporated in Delaware on June 15, 2005 in order to serve as a vehicle for the acquisition of an operating business. We intend to focus on companies with their primary operating facilities located in the Asia Pacific region.

In focusing our efforts on identifying a prospective target business with primary operations in the Asia Pacific region, we intend to leverage the industry experience of our executive officers and directors. Our management team has extensive experience in the venture capital and private equity industry in Asia, as well as in North America. Ashok S. Kothari, the Chairman of our Board and our Chief Executive Officer, is a Managing Director of The GE Asia Pacific Capital Technology Fund. W. Gage McAfee, our President and a member of our Board of Directors, is also a Managing Director of The GE Asia Pacific Capital Technology Fund. Virendra Nath, our Chief Financial Officer and a member of our Board of Directors, currently serves as the Managing Director of Skyway Finance Limited, a firm engaged in financial and strategic consulting and investment banking with a focus on the Asian Pacific markets. Ajay Kothari, our Secretary and a member of our Board of Directors, has served as Investment Senior Vice President, Treasurer and Risk Manager of the Global Investment Management arm of Prudential Financial, Inc. Po Hsiu Wei, our Vice President, has been Design Engineer with Spansion LLC, previously a Division of Advanced Micro Devices.

Opportunities in the Asia Pacific Region

We believe that the future potential of the Asia Pacific economies and current market conditions present favorable opportunities for acquisition of companies with primary operations in the Asia Pacific region. Doing business in such region has become increasingly more attractive due to changes in the political, economic and social policies affecting certain Asia Pacific markets, including India and China.

Although we are not limited to any specific country, we intend to focus our search on target businesses with primary operations in countries with a developed economy or with an emerging economy with a sustained and appreciable rate of growth, including but not limited to India, China, Hong Kong, South Korea, Taiwan, Indonesia, Thailand, Philippines, Malaysia and Singapore. We believe that these countries represent both a favorable environment for making acquisitions and an attractive operating environment for a target business for several reasons, including, among other things, attractive valuations for target businesses and increased government focus on privatizing assets, improving foreign trade and encouraging business and economic activity. We will not focus our efforts on target businesses with primary operations in countries that are currently characterized by macro or political instability or underdeveloped market economies with a low or highly uncertain prospects of growth, such as North Korea, Pakistan, Bangladesh, Cambodia, Myanmar and Vietnam.

Identification of Industry Sectors

Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to leverage the industry experience of our executive officers by focusing our efforts on identifying a prospective target that is engaged in the following industry sectors: automobile ancillaries; energy; financial services; information technology and business process outsourcing; infrastructure; transportation and logistics; media, communications; manufacturing; pharmaceuticals, life sciences and health care; retail and textiles and garments. We believe that companies involved in these industries represent attractive acquisition targets for a number of reasons, including a favorable economic environment for these industries, potentially attractive valuations, and the large number of middle market acquisition candidates.

Effecting a business combination

General

We are not presently engaged in, and we may not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors in this offering will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws.

We have not identified a target business

To date, we have not selected any target business with which to seek a business combination. Our officers, directors, promoters and other affiliates are not currently engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, capital stock exchange, asset acquisition or other business combination with us. Subject to the limitation that a target business has a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

None of our officers, directors, stockholders, or anyone on their behalf, has identified any suitable acquisition candidates for us. We have not contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to such a transaction.

Sources of target businesses

We anticipate that our officers and directors as well as their affiliates will bring to our attention target business candidates. While our officers and directors make no commitment as to the amount of time they will spend trying to identify or investigate potential target businesses, they believe that the various relationships they have developed over their careers, together with their direct inquiry, will generate a number of potential target businesses that will warrant further investigation.

Target business candidates may also be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, leveraged buyout funds, hedge funds, management buyout funds and other members of the financial community who are aware that we are seeking a business combination partner via public relations and marketing efforts, direct contact by management or other similar efforts and who may present solicited or unsolicited proposals. We may pay finders’ fees or compensation to third parties for their efforts in introducing us to potential target businesses which we would negotiate at the time. Such payments, which are typically based on the dollar value of the transaction, could be paid to entities we engage for this purpose or ones that approach us on an unsolicited basis. In no event, however, will we pay any of our existing officers, directors or stockholders or any entity with which they are affiliated any finder's fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination. In addition, none of our officers, directors, or existing stockholders will receive any finder's fee, consulting fees or any similar fees from any person or entity in connection with any business combination involving us other than any compensation or fees that may be received for any services provided following such business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;
•	cash flow potential;
•	growth potential;
•	experience and skill of management and availability of additional personnel;
•	capital requirements;
•	competitive position;
•	barriers to entry by competitors;
•	stage of development of the products, processes or services;
•	security measures employed to protect technology, trademarks or trade secrets;
•	degree of current or potential market acceptance of the products, processes or services;
•	proprietary features and degree of intellectual property or other protection of the products, processes or services;
•	regulatory environment of the industry; and
•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management at the time of effecting a business combination, consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, we will not pay any finder’s, consulting or similar fees to any of our existing stockholders, or any of their respective affiliates, for services rendered to or in connection with a business combination.

Fair Market Value of Target Business

The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business has sufficient fair market value.

Possible lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is likely that we will have the ability to effect only one business combination. Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, we may not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with a single entity, our lack of diversification may:

•
subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination; and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Limited ability to evaluate the target business’ management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the management of the target business will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. While it is our intention that our officers will devote their full efforts to our affairs subsequent to a business combination and that one or more of our directors will remain associated in some capacity with us following a business combination, the future role of our officers and directors in the target business cannot presently be stated with any certainty. Our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate and agree to mutually acceptable employment terms in connection with any such combination, which terms would be disclosed to stockholders in any proxy statement relating to such transaction. While it is possible that one or more of our non-officer directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that the managers we hire will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and elects to so convert its shares, and the business combination is approved and completed. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust account, the initial per-share conversion price would be $5.35 or $0.65 less than the per-unit offering price of $6.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. If a stockholder votes against the business combination but fails to properly exercise its conversion rights, such stockholder will not have its shares of common stock converted to its pro rata distribution of the trust fund. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders who elect to convert their shares will be distributed promptly after completion of a business combination. Public stockholders who convert shares into cash will continue to have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders owning 20% or more of the shares sold in this offering exercise their conversion rights.

Liquidation if no business combination

If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount of the trust account, inclusive of any interest, plus any remaining net assets. Our existing stockholders, including our directors and officers, have waived their rights to participate in any liquidation distribution with respect to all shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust account with respect to any our warrants, all of which will expire worthless.

If we were to use all of the net proceeds from this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $5.35, or $0.65 less than the per-unit offering price of $6.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which have priority over the claims of our public stockholders. It is our intention that all vendors, prospective target businesses and other entities that we engage will execute agreements with us waiving any right to the monies held in the trust account. If any third party refused to execute an agreement waiving such claims, we would perform an analysis of the alternatives available to us and evaluate if such engagement would still be in the best interest of our stockholders. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or in cases where management does not believe it would be able to find a provider of required services willing to provide the waiver. We cannot assure you, however, that they would be able to satisfy those obligations. Further, they will not be personally liable to pay debts and obligations to prospective target businesses if a business combination is not consummated with such prospective target businesses, or for claims from any other entity other than vendors. Accordingly, we cannot assure you that the actual per-share liquidation price will not be less than $5.35, plus interest, due to claims of creditors.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so within 24 months following the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us. Further:

•	our obligation to seek stockholder approval of a business combination may delay or threaten the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and

•	our outstanding warrants and option, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our executive offices at 15/F, The Hong Kong Club Building, 3A Chater Road, Central, Hong Kong. Asia Pacific Capital (HK) Ltd. has agreed to provide us with certain administrative, technology and secretarial services, as well as the use of certain limited office space at this location at a cost of $7,500 per month pursuant to a letter agreement between us and Asia Pacific Capital (HK) Ltd. We believe, based on rents and fees for similar services in the Hong Kong metropolitan area, that the $7,500 fee is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

We have three executive officers. These individuals are not obligated to devote any minimum number of hours to our matters as the nature of identifying and negotiating with a target business may require extensive time commitments at certain stages and very little at others. However, these individuals intend to devote as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate as well as the stage of a potential business combination. We expect Messrs. Ashok S. Kothari, McAfee and Nath to devote an average of approximately ten hours per week to our business during the target identification stage, and close to full time during due diligence and negotiation of a business combination. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We have registered our units, common stock and warrants under the Securities Act of 1933, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, our annual reports will contain financial statements audited and reported on by our independent accountants.

We will not acquire a target business if audited financial statements based on, or reconcilable to or convertible to, United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with United States generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. Our management believes that the requirement of having available audited financial statements for the target business will not materially limit the pool of potential target businesses available for acquisition.

We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2006. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

Legal Proceedings

To the knowledge of management, there is no litigation currently pending or contemplated against us or any of our officers or directors in their capacity as such.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC, assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Escrow of offering proceeds	$85,600,000 of the net offering proceeds will be deposited into a trust account at North Fork Bank.
$79,488,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds
The $85,600,000 of net offering proceeds held in trust will only be invested in U.S. “government securities,” defined as any Treasury Bills issued by the United States having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.

Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire will have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represented at least 80% of the maximum offering proceeds.

Trading of securities issued
The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless Jesup & Lamont informs us of its decision to allow earlier separate trading, provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised following the initial filing of such Form 8-K, an amended Form 8-K will be filed to provide updated financial information to reflect the exercise of the over-allotment option.

No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

Exercise of the warrants
The warrants cannot be exercised until the later of the completion of a business combination and one year from the date of this prospectus and, accordingly, will be exercised only after the trust account has been terminated and distributed.

The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

Election to remain an investor
We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust account. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.

A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the date of this prospectus, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

Business combination deadline
A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.
If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

Release of funds
The proceeds held in the trust account will not be released until the earlier of the completion of a business combination and our liquidation upon failure to effect a business combination within the allotted time.
The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position

Ashok S. Kothari	58	Chairman of the Board and Chief Executive Officer
W. Gage McAfee	62	President and Director
Virendra Nath	37	Chief Financial Officer and Director
Ajay Kothari	51	Secretary and Director
Po Hsiu Wei	27	Vice President

Ashok S. Kothari has been Chairman of the Board and Chief Executive Officer of the Company since June 2005. He is recognized as a leading Asian Chief Executive Officer experienced in investing in high growth businesses, and helping them realize their potential. He has been a Managing Director of a leading Asian private equity fund with General Electric, The GE Asia Pacific Capital Technology Fund, since 2000. He has hands-on experience in executing leverage buyouts, management buyouts, and initial public offerings.

Previously, Mr. Kothari directed large, diversified, multi-unit, multi-country businesses of major American corporations. He served as Chief Executive Officer of W.R. Grace (Asia Pacific) Ltd. From 1980 to 1987, and later acquired this business in a management buyout. He was with PPG from 1987 to 1988 where he served as President of PPG Industries, Europe, Middle East and Africa. The businesses under his leadership included 23 operations in nine countries with 8,000 employees and sales of over $1.1 billion. PPG, formerly know as Pittsburg Plate Glass, is a Fortune 100 corporation, the largest U.S. glass and coatings manufacturer for automobiles and construction with additional interests in specialty chemicals and health care. He served as Chairman of Asian Pacific Industries from 1989 to 1997, and President of Catalyst Capital Corporation from 1997 to 2000. Earlier Mr. Kothari was with Touche Ross & Co., accountants, and McKinsey & Co., consultants, both in New York. He holds B.E. in Mechanical Engineering from M. S. University in India, and MS in Industrial Engineering from Stanford. He is a brother of Mr. Ajay Kothari, our Director and Secretary.

W. Gage McAfee has been President and a Director of the Company since June 2005. Mr. McAfee is also a Managing Director of The GE Asia Pacific Capital Technology Fund. In 1992, Mr. McAfee co-founded Asia Pacific Capital Ltd., the predecessor company of the Asia Pacific Capital Group, a company engaged in asset management and direct investment. In 1982, he founded the Hong Kong-based private equity group ChinaVest, one of the first venture firms to act on the Asian market. From 1973 to 1977, Mr. McAfee practiced law with the U.S.-based law firm Coudert Brothers, for which he served as a founding partner of the East Asia group based in Singapore and, from 1977 to 1995, as a senior partner in the Hong Kong offices. From 1969 to 1971, Mr. McAfee served with the U.S. State Department in Vietnam, during which period he served as an Adjunct Professor at the Saigon Law School.

Mr. McAfee currently serves on the Main Board Listing Committee, the GEM Listing Committee of The Stock Exchange of Hong Kong Limited and the Dual Listing Advisory Committee of Securities and Futures Commission. He is also a member of the Council on Foreign Relations, the International Institute for Strategic Studies, the Asia Center Committee of Harvard University, the Development Board of Phillips Academy, Andover, and the Board of Governors of the Chinese International School. Mr. McAfee served from 1984 to 1986 as Chairman of the American Chamber of Commerce in Hong Kong; from 1986 to 1990 as a member of the General Committee of the Hong Kong General Chamber of Commerce; from 1990 to 1992 as Deputy Chairman of the Hong Kong Community Chest; and from 1992 to 1997 as member of the Law Reform Commission. He also acted as advisor to the Asian Development Bank and the Hong Kong Basic Law Consultative Committee from 1980 to 1982 and from 1985 to 1990, respectively. Mr. McAfee received an A.B. in Government from Harvard University and a J.D. from Columbia University School of Law.

Virendra Nath has been Chief Financial Officer and a Director of the Company since June 2005. Mr. Nath has been Managing Director of Skyway Finance Limited since 2003. He was with State Bank of India Group from 1992 to 1999 including postings with State Bank of Mysore (a Group bank) and State Bank of India, Hong Kong. From 2000 to 2002 he was with AR Hong Kong Limited, Arko Trading Limited, and Globalview Investment Limited, all Hong Kong Based firms in consumer durables, and commodities trading and investment banking. Mr. Nath holds a Bachelor of Commerce Degree from Bundelkhand University in India, an MBA from Chinese University of Hong Kong an International Business Exchange Program Diploma from Graduate School of Business, University of Chicago and a diploma from Hong Kong Securities Institute. He is currently a member of the Indian Institute of Banking and Finance.

Ajay Kothari has been the Secretary and a Director of the Company since June 2005. Mr. Kothari is a senior financial services industry professional with more than twenty years of leadership experience in the industry, as auditor, management consultant, risk manager, and treasurer at leading professional firms and financial institutions. His experience includes managing large teams of professionals in the field of global capital markets and products, organization, operations, risk management and controls, regulations, systems, taxation, accounting and auditing, and strategic planning. From 1997 to 2005, he served as an Investment Senior Vice President, Treasurer and Risk Manager for the Global Investment Management arm of Prudential Financial Inc, one of the largest providers of insurance, investment management, and other financial products/services to retail and institutional customers. From 1994 to 1997, Mr. Kothari was also Senior Vice President and Risk Manager for Banco Santander’s international operations in New York, London, and Singapore. Prior to that, Mr. Kothari was from 1988 to 1994 a Senior Manager with PriceWaterhouse’s Management Consulting practice and from 1981 to 1988 a Manager with the Audit and Business Advisory practice of Touche Ross in New York. He holds a B.E. in Electrical Engineering from the M.S. University in India, and an M.B.A. in Accounting and Finance from Fordham University. Mr. Kothari is also a Certified Public Accountant. Mr. Ajay Kothari is a brother of Mr. Ashok S. Kothari, our Chairman and Chief Executive Officer.

Po Hsiu Wei has been Vice President of the Company since June 2005. Mr. Wei was Integrated Circuit Design Engineer with Spansion LLC, previously a division of Advanced Micro Devices from July 2002 to 2005. Advanced Micro Devices is a $7 billion market cap company listed on New York Stock Exchange providing innovative microprocessors, flash memory and low-power processor solutions.

Mr. Wei has received a First Class Honors Degree in B. E.ng in Electrical and Electronics from University College London and M. S. in Electrical Engineering from Stanford.

Executive Compensation

No executive officer has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we will pay Asia Pacific Capital (HK) Ltd, an entity owned by Messrs. Ashok S. Kothari and W. Gage McAfee, a fee of $7,500 per month for providing us with certain administrative, technology and secretarial services, as well as the use of certain limited office space in Hong Kong. However, this arrangement is solely for our benefit and is not intended to provide these individuals compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated person. No other executive officer or director has a relationship with or interest in Asia Pacific Capital (HK) Ltd . Other than this $7,500 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, our officers or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our existing stockholders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Such individuals may be paid consulting, management or other fees from target businesses as a result of the business combination, with any and all amounts being fully disclosed to stockholders in the proxy solicitation materials furnished to the stockholders. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because none of our directors will be deemed “independent,” we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•
None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the section entitled “Directors and Executive Officers.”

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•
Since our directors own shares of our common stock, which will be worthless if a business combination is not consummated, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination on a timely basis and securing the release of their stock.

With respect to potential conflicts relating to potential business combinations, in general, prior to availing themselves personally of a business opportunity, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to the subject corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. While a director with such a conflict may decide to recuse himself, we cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our directors and officers has agreed, until the consummation of a business combination, to present to us for our consideration, prior to presentation to any other entity, any suitable business combination opportunity that they originate, subject to any pre-existing fiduciary obligations he might have. However, each of our directors has, or may come to have, conflicting fiduciary obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. All of our officers and directors have fiduciary obligations to those companies on whose board of directors they sit. To the extent that they identify business opportunities that may be suitable for the entities to which they owe a fiduciary obligation by reason of their not being an independent director of such entity, our officers and directors will honor those fiduciary obligations. Accordingly, they may not present opportunities to us that otherwise may be attractive to us unless any other entity to which they owe such a fiduciary obligation and any successors to such entities have declined to accept such opportunities.

Our initial stockholders, including our officers and directors, have agreed to vote the shares of common stock acquired by them prior to this offering in favor of a business combination. Additionally, our existing stockholders will not have conversion rights with respect to shares acquired during or subsequent to this offering. Also, they have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination (but only with respect to those shares of common stock acquired by them prior to this offering and not with respect to any shares acquired in the open market).

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity that is affiliated with any of our existing stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view. We expect that any such opinion will be included in our proxy solicitation materials, furnished to stockholders in connection with their vote on such a business combination.

Prior Involvement of Principals in Blank Check Companies

None of our executive officers or directors has been involved as a principal in any other blank check companies.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to beneficial ownership of our common stock, including the percentage of total voting power, as of August 10, 2005, on an actual basis and as adjusted to reflect completion of the offering, by:

•	each of our executive officers;

•	each director;

•	all current directors and executive officers as a group;

•	each holder known to us to hold beneficially more than 5% of our common stock; and

•	each selling stockholder selling shares of our common stock in this offering.

Except as otherwise indicated in the footnotes below, each beneficial owner has the sole power to vote and to dispose of all shares held by that holder. You should keep the following points in mind as you read the information in the table.

The amounts and percentage of our common stock beneficially owned by a holder are reported on the basis of the regulations of the SEC that govern the determination of beneficial ownership of securities. Under these regulations, a person or group of persons is deemed to be a “beneficial owner” of a security if that person or group has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person or group of persons is also deemed to be a beneficial owner of any securities with respect to which that person or group has a right to acquire beneficial ownership within 60 days of December 31, 2000. Under these rules, more than one person may be deemed a beneficial owner of the same security and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Before Offering	After Offering

Ashok S. Kothari(1)	1,500,000	37.5%	7.5%
W. Gage McAfee(1)	1,500,000	37.5%	7.5%
Virendra Nath(1)	400,000	10%	2%
Ajay Kothari(1)	400,000	10%	2%
Po Hsiu Wei(1)	200,000	5%	1%
All directors and executive officers as a group (5 individuals)	4,000,000	100%	20%

(1)	The business address of each of such individuals is 15/F, The Hong Kong Club Building, 3A Chater Road Central, Hong Kong.

Messrs. Ashok S. Kothari, McAfee, Nath, Ajay Kothari, and Wei represent all of our existing stockholders, officers and directors. Each of them, in his sole discretion, may purchase units in the offering. They are not, however, obligated to do so and we do not have any agreements or arrangements with these individuals requiring them to purchase such securities. Assuming these securities are not purchased, immediately after this offering, these individuals, collectively, will beneficially own 20% of the then issued and outstanding shares of our common stock. Because of this ownership block, if they act in concert, these stockholders may be able to effectively exercise control over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions, other than approval of a business combination.

All of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earlier of:

•	12 months following the date of consummation of a business combination; and

•	our liquidation.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit or to affiliated companies, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

Messrs. Ashok S. Kothari, McAfee, Nath, Ajay Kothari and Wei may be deemed to be our “parents” and “promoters,” as these terms are defined under the Federal securities laws.

CERTAIN TRANSACTIONS

On July 18, 2005, we issued 4,000,000 shares of our common stock to the individuals set forth below for aggregate consideration of $25,000 in cash, at an average purchase price of approximately $0.00625 per share, as follows:

Name	Number of Shares	Relationship to Us

Ashok S. Kothari	1,500,000	Chairman of the Board and Chief Executive Officer
W. Gage McAfee	1,500,000	President and Director
Virendra Nath	400,000	Chief Financial Officer and Director
Ajay Kothari	400,000	Secretary and Director
Po Hsiu Wei	200,000	Vice President

We intend to grant to the holders of the majority of these shares the right to make up to two demands that we register any or all these shares pursuant to a registration rights agreement to be filed as an amendment to this prospectus. The holders of the majority of these shares will have the right to exercise these registration rights at any time after 8 months from the date of the shareholders’ approval of a business combination. In addition, we intend to grant these stockholders certain “piggy-back” registration rights on registration statements filed by us 8 months after the date of a business combination. We intend to bear the expenses incurred in connection with the filing of any such registration statements.

Asia Pacific Capital (HK) Ltd., an entity owned by Messrs. Ashok S. Kothari and W. Gage McAfee, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us certain administrative, technology and secretarial services, as well as the use of certain limited office space in Hong Kong, as we may require from time to time. We have agreed to pay Asia Pacific Capital (HK) Ltd. $7,500 per month for these services. Messrs. Ashok S. Kothari and W. Gage McAfee are each managing members of this entity and, as a result, will benefit from the transaction to the extent of their interest in this entity. However, this arrangement is solely for our benefit and is not intended to provide these individuals compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Hong Kong area, that the fee charged by Asia Pacific Capital (HK) Ltd. is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors are not deemed “independent,” we did not have the benefit of disinterested directors approving this transaction.

In July 2005, Messrs. Ashok S. Kothari and W. Gage McAfee advanced a total of $100,000 to us to cover expenses related to this offering. The loans will be payable without interest on the earlier of one year from the date of issuance or the consummation of this offering. We intend to repay these loans from the proceeds of this offering not being placed in trust.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board of directors or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties. Moreover, it is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 50,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 4,000,000 shares of common stock are outstanding, held by five record holders. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th day after the date of this prospectus unless Jesup & Lamont informs us of its decision to allow earlier separate trading, provided that, in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K. Jesup & Lamont expects to permit separate trading as soon as reasonably practicable after our filing of the Current Report on Form 8-K reflecting the closing of this offering. If the over-allotment option is exercised following the initial filing of such Form 8-K, an amended Form 8-K will be filed to provide updated financial information to reflect the exercise of the over-allotment option.

Common Stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement does not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering vote against this business combination and exercise their conversion rights.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders, including our officers and directors, have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate prior to a business combination.

Our stockholders have no conversion, preemptive or other similar rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted into a pro rata share of the cash trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account will continue to have the right to exercise the warrants that they received as part of the units if a business combination is approved and completed.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

Warrants

Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	___, 2006, one year from the date of this prospectus.

The warrants will expire at 5:00 p.m., New York City time on ____, 2009, four years from the date of this prospectus.

We may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

We have established these criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder will then be entitled to exercise his or her warrant prior to the date scheduled for redemption; however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made. Since we may redeem the warrants only with the prior consent of Jesup & Lamont, which firm may also hold warrants subject to redemption, Jesup & Lamont may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that Jesup & Lamont will consent to such redemption if it is not in its best interest, even if it is in our best interest.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

We have agreed to sell to Jesup & Lamont, the representative of the underwriters, an option, exercisable in whole or in part within the first and fifth anniversary date of this prospectus, to purchase up to a total of 800,000 units at a per unit price of $7.50. The units issuable upon exercise of this option are identical to those offered by this prospectus, except that the exercise price of the warrants underlying the underwriters’ purchase option is $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). For a more complete description of the purchase option, see the section below entitled “Underwriting—Purchase Option.”

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then current board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and the warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

Immediately after this offering, we will have 20,000,000 shares of common stock outstanding, or 22,400,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 16,000,000 shares sold in this offering, or 18,400,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144, described below, under the Securities Act. All of the remaining 4,000,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. In addition, all of those shares have been placed in escrow and will not be transferable for a period 12 months from the date of a business combination and will only be released prior to that date subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death, while in each case remaining subject to the escrow agreement, and will only be released prior to that date if we are forced to liquidate, in which case the shares would be cancelled, or if we were to consummate a transaction after the consummation of a business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 200,000 shares immediately after this offering (or 224,000 if the underwriters exercise their over-allotment option); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of (or at any time during the three months preceding) a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, Rule 144 may not be available for the resale of securities by these persons despite technical compliance with the requirements of Rule 144, in which event the resale transactions would need to be made through a registered offering.

Registration Rights

We intend to grant our directors and officers, who are the holders of our 4,000,000 issued and outstanding shares of common stock on the date of this prospectus, certain registration rights pursuant to a registration rights agreement to be filed as an amendment to this prospectus. The holders of the majority of these shares will be entitled to make up to two demands that we register these shares. The holders of the majority of these shares will have the right to exercise these registration rights at any time after 8 months from the date of the shareholders’ approval of a business combination. In addition, we intend to grant these stockholders certain “piggy-back” registration rights on registration statements we file at any time after 8 months from the date of the shareholders’ approval of a business combination. We intend to bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Jesup & Lamont is acting as representative, has severally, and not jointly, agreed to purchase from us on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units

Jesup & Lamont Securities Corporation	16,000,000

Total	16,000,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We will offer and sell the units to retail customers only in Colorado, Delaware, Florida, Hawaii, Illinois, Indiana, New York and Rhode Island. In New York and Hawaii, we have relied on an exemption from the state registration requirements for transactions between an issuer and an underwriter involving a firm commitment underwritten offering. In the other states, we have relied on an exemption or we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective (including in Colorado pursuant to 11-51-302(6) of the Colorado Revised Statutes).

If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state except Idaho and Oregon may purchase the units in this offering pursuant to exemptions provided to such entities under the securities and blue sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Under the National Securities Markets Improvement Act of 1996, the states and territories of the United States are preempted from regulating the resale by shareholders of the units, from and after the effective date of the offering, and the common stock and warrants comprising the units, once they become separately transferable, because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, states are permitted to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. As of the date of this prospectus, the following states do not require any notice filings or fee payments and permit the resale of the units, and the common stock and warrants comprising the units, once they become separately transferable:

▪
Alaska, Arizona, Arkansas, California, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, New York, North Carolina, North Dakota, Oklahoma, Pennsylvania, South Dakota, Tennessee, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

▪
Additionally, the following states permit the resale by shareholders of the units, and the common stock and warrants comprising the units, once they become separately transferable, if the proper notice filings have been made and fees paid:

▪	The District of Columbia, Illinois, Michigan, Montana, New Hampshire, Oregon, Puerto Rico, Rhode Island, South Carolina, Texas and Vermont.

▪
As of the date of this prospectus, we have not determined in which of these states, if any, we will submit the required filings or pay the required fee. Additionally, if any of these states that has not yet adopted a statute, rule or regulation relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes, rule or regulation with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.

▪
However, we believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states, without any notice filings or fee payments, based upon the registration of the units, common stock and warrants in these states or the availability of another applicable exemption from the state's registration requirements:

▪	immediately in Colorado, Illinois, Maryland, Ohio, Rhode Island and Tennessee;

▪	commencing 90 days after the date of this prospectus in Illinois and Nevada; and

▪	commencing 180 days after the date of this prospectus in Alabama.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $___ per unit and the dealers may allow a concession not in excess of $____ per unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 2,400,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per unit	Without option	With option

Public offering price	$6.00	$96,000,000	$110,400,000
Discount	$0.42	$6,720,000	$7,728,000
Non-accountable expense allowance	$0.06	$960,000	$960,000
Proceeds before expenses (1)	$5.52	$88,320,000	$101,712,000

(1)	The offering expenses are estimated at $523,000.

Purchase Option

We have agreed to sell to the representative of the underwriters, for $100, an option to purchase up to a total of 800,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants underlying this option are exercisable at $6.25 per share (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit (125% of the exercise price of the units sold in the offering) commencing on the later of the consummation of a business combination or one year from the date of this prospectus and expiring five years from the date of this prospectus. The option and the 800,000 units, the 800,000 shares of common stock and the 1,600,000 warrants underlying such units, and the 1,600,000 shares of common stock underlying such warrants, have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and the securities underlying the option have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy-back” registration rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, no adjustment will be made for issuances of common stock at a price below the option’s exercise price.

Warrant Purchase Agreement

Jesup & Lamont Securities Corporation, the representative of the underwriters, has agreed that during the 45-day trading period beginning after separate trading of the warrants commences, they will purchase, in the aggregate, 1,250,000 warrants in the public marketplace at prices not to exceed $0.70 per warrant. They have further agreed that they will not transfer or otherwise dispose of any warrants so purchased until after we have completed a business combination. The warrants will expire worthless if we are unable to consummate a business combination within 18 months from the date of this prospectus and are ultimately forced to liquidate.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with these rules:

•
Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed the maximum price specified in Regulation M of the SEC, which generally requires, among other things, that no stabilizing bid shall be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

•
Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•
Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

Although we are not under any contractual obligation to engage any of the underwriters to provide services for us after this offering, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provides services to us after the offering we may pay such underwriter fair and reasonable fees that would be determined in an arms length negotiation.

We have granted Jesup & Lamont, as representative of the underwriters, the right to have its designee (the “Observer”) present at all meetings of our board of directors until we consummate a business combination. The Observer will be entitled to the same notices and communications sent by us to our directors and to attend directors’ meetings, but will not have voting rights. We reserve the right to withhold any information and to exclude the Observer from any meeting, or any portion thereof, as is reasonably determined by our board of directors to be appropriate for purposes of confidentiality, competitive factors, attorney-client privilege or other reasonable purposes. Initially, David Rozinov shall be the Observer.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Greenberg Traurig, LLP, New York, New York. Thelen Reid & Priest LLP, New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements of Everest Acquisition Corporation at July 20, 2005 and for the period from June 15, 2005 (date of inception) through July 20, 2005 appearing in this prospectus and in the registration statement have been included herein in reliance upon the report, which contains an explanatory paragraph relating to substantial doubt existing about the ability of Everest Acquisition Corporation to continue as a going concern, of Eisner LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. You may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the registration statement and other reports, proxy and information statements and information we will file electronically with the SEC.

EVEREST ACQUISITION CORPORATION
(a development stage company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

We have audited the accompanying balance sheet of Everest Acquisition Corporation (a development stage company) (the “Company”) as of July 20, 2005 and the related statements of operations, stockholders’ equity and cash flows for the period from June 15, 2005 (date of inception) through July 20, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Everest Acquisition Corporation as of July 20, 2005 and the results of its operations and its cash flows for the period from June 15, 2005 (date of inception) through July 20, 2005 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has generated no present revenue, its business plan is dependent on completion of a financing and the Company has a negative working capital position of $5,000 as of July 20, 2005 which is insufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

New York, New York
July 26, 2005

Everest Acquisition Corporation
(a development stage company)

Balance Sheet

July 20,
2005
ASSETS
Current assets:
Cash	$125,000

Deferred offering costs	25,000
Total assets	$150,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$30,000
Notes payable to stockholders	100,000
Total current liabilities	130,000

Commitments and contingencies

Stockholders’ Equity:
Preferred stock — $.0001 par value; 1,000,000 shares authorized; 0 issued and outstanding
Common stock—$.0001 par value, 50,000,000 shares authorized; 4,000,000 issued and outstanding	400
Additional paid-in capital	24,600
Deficit accumulated during the development stage	(5,000)
Total stockholders’ equity	20,000
Total liabilities and stockholders’ equity	$150,000

See notes to financial statements

Everest Acquisition Corporation
(a development stage company)

Statement of Operations

June 15, 2005 (Date of Inception) through July 20, 2005

Revenue	$0
Costs and expenses:
Organization costs	5,000
Net loss for the period	$(5,000)
Net loss per share -basic and diluted	$(0.00)
Weighted average number of shares outstanding — basic and diluted	4,000,000

See notes to financial statements

Everest Acquisition Corporation
(a development stage company)

Statement of Stockholders’ Equity

June 15, 2005 (date of inception) through July 20, 2005

	Common Stock		Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount

Balance — June 15, 2005 (date of inception)	-0-	-0-	-0-	-0-	-0-
Initial capital from founding stockholders, July 18, 2005	4,000,000	$400	$24,600		$25,000
Net loss				($5,000)	(5,000)
Balance—July 20, 2005	4,000,000	$400	$24,600	($5,000)	$20,000

See notes to financial statements

Everest Acquisition Corporation
(a development stage company)

Statement of Cash Flows

June 15, 2005 (Date of Inception) through July 20, 2005
Cash flows from operating activities:
Net loss	$(5,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in:
Accrued expenses	5,000
Net cash provided by operating activities	0
Cash flows from financing activities:
Proceeds from notes payable to stockholders	100,000
Proceeds from sale of common stock	25,000
Net cash provided by financing activities	125,000
Net increase in cash	125,000
Cash — beginning of period	-0-
Cash — end of period	$125,000
Summary of non-cash operating and financing activities:
Accrual of deferred offering costs	$25,000

See notes to financial statements

Everest Acquisition Corporation
(a development stage company)

Notes to Financial Statements
July 20, 2005

NOTE A - ORGANIZATION AND BUSINESS OPERATIONS; GOING CONCERN CONSIDERATION

Everest Acquisition Corporation (the “Company”) was incorporated in Delaware on June 15, 2005. The Company was formed to serve as a vehicle for the acquisition through a merger, capital stock exchange, asset acquisition, or other similar business combination (“Business Combination”) of an operating business with primary operating facilities located in the Asia Pacific region, although the Company is not limited to any particular industry. The Company has neither engaged in any operations nor generated any revenue through July 20, 2005. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. As such, the Company’s operating results relate to early stage organizational activities through July 20, 2005, and its ability to begin planned operations is dependent upon the completion of a financing. The Company’s fiscal year end is December 31.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the proposed initial public offering of its Units (as described in Note C) (“Proposed Offering”), although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward one or more Business Combinations. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, at least eighty percent (80%) of the net proceeds, after payment of certain amounts to the underwriter, will be held in a trust account (“Trust Fund”) and invested in government securities or money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Fund as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a Business Combination, will submit such transaction for stockholder approval. In the event that holders of 20% or more of the shares issued in the Proposed Offering vote against the Business Combination, the Business Combination will not be consummated. However, the persons who were stockholders prior to the Proposed Offering (the “Founding Stockholders”) will participate in any liquidation distribution only with respect to any shares of the common stock acquired in connection with or following the Proposed Offering.

In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied (the “Acquisition Period”), the proceeds held in the Trust Fund will be distributed to the Company’s public stockholders, excluding the Founding Stockholders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note C).

Going concern consideration — As indicated in the accompanying financial statements, at July 20, 2005, the Company had $125,000 in cash and a working capital deficiency of $5,000. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this uncertainty through a Proposed Offering are discussed in Note C. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the target business acquisition period. These factors, among others, raise substantial doubt about the Company’s ability to continue operations as a going concern.

Everest Acquisition Corporation
(a development stage company)

Notes to Financial Statements — (Continued)

NOTE B —SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Loss per common share:

Loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period.

[2]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

[3]	Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of start-up costs and temporary differences, aggregating approximately $1,400. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at July 20, 2005.

The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

[4]	Deferred offering costs:

Deferred offering costs consist principally of legal and other fees incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the receipt of the capital or charged to expense if not completed.

[5]	Cash and Cash Equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

NOTE C — PROPOSED OFFERING

The Proposed Offering calls for the Company to offer for public sale up to 16,000,000 units (“Units”). Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the latter of (a) one year from the effective date of the Proposed Offering or (b) the completion of a Business Combination with a target business and expiring four years from the date of the prospectus. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

The Underwriter has agreed with the Company after the offering is completed and within 45 days after separate trading of the warrants has commenced, they will purchase up to 1,250,000 warrants at a price not to exceed $0.70 per warrant. The Underwriter has further agreed that they will not transfer or otherwise dispose of any warrants so purchased until the completion of a business combination.

NOTE D —RELATED PARTY TRANSACTIONS

The Company has agreed to pay Asia Pacific Capital (HK) Ltd., a company where certain of the Founding Stockholders serve in executive capacities, an administrative fee of $7,500 per month for office space and general and administrative services from the effective date of the Proposed Offering through the acquisition date of a target business.

NOTE E —NOTES PAYABLE TO STOCKHOLDERS

As of the balance sheet date, the Company had issued non-interest bearing notes to certain of its Founding Stockholders for funds advanced to the Company. The principal balance of the notes payable to stockholders are payable on the earlier of (i) July 19, 2006 or (ii) the date on which the Company consummates an initial public offering of its securities. Due to the related party nature of the notes, the Company is unable to estimate the fair value of the notes.

NOTE F—COMMITMENTS

The Company has a commitment to pay an underwriting discount of 7% of the public offering price and a non-accountable expense allowance of 1% of the public offering price (not including any over allotment proceeds) to Jesup & Lamont Securities Corporation, representative of the underwriters, at the closing of the Proposed Offering.

The Company will also sell an option to the representative of the underwriters to purchase up to a total of 800,000 units at a price of $7.50. The units issuable upon the exercise of this option are identical to those offered in the prospectus, except that the exercise price of the warrants underlying the underwriters’ purchase option is $6.25.

This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and one year from the date of the prospectus and expiring five years from the date of the prospectus. The option may only be exercised or converted by the option holder.

The sale of the option will be accounted for as an equity transaction. Accordingly, there will be no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The option will be valued at the date of issuance; however, for illustrative purposes, the Company has estimated, based upon a Black-Scholes model, that the fair value of the option as of July 20, 2005 would be approximately $625,600, using an expected life of five years, volatility of 15.9% and a risk-free interest rate of 3.99%.

The volatility calculation of 15.9% is based on the 180-day volatility of the Russell 2000 Index. Because the Company does not have a trading history, the Company needed to estimate the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the 180-day volatility of the Russell 2000 Index because Management believes that the volatility of this index is a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock post-business combination. Utilizing a higher volatility would have had the effect of increasing the implied value of the option. For comparative purposes, if the Company had assumed for purposes of the Black-Scholes model a volatility of double the volatility of the 180-day Russell 2000 Index, or 31.8%, it would have yielded an option value of approximately $1,289,600, and a volatility of quadruple the volatility of the 180-day Russell 2000 Index, or 63.6%, would have yielded an option value of approximately $2,480,800. Although an expected life of five years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a business combination within the prescribed time period and liquidates, the option would become worthless.

Until _________________, 2005, 25 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

EVEREST ACQUISITION CORPORATION

16,000,000 Units
PROSPECTUS

Jesup & Lamont Securities Corporation

______________________ , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial Trustees’ fee	$5,000.00	(1)
SEC Registration Fee	36,534.09
NASD filing fee	31,540.00
Accounting fees and expenses	50,000.00
Printing and engraving expenses	22,500.00
Director & Officer liability insurance premiums	100,000.00	(2)
Legal fees and expenses (including blue sky services and expenses)	350,000.00
Miscellaneous	32,425.91	(3)
Total	$628,000.00

(1)
In addition to the initial acceptance fee that is charged by North Fork Bank, as trustee, the registrant will be required to pay to North Fork Bank annual fees of $___ for acting as trustee; in addition, the Company will pay to Continental Stock Transfer & Trust Company $___ for acting as transfer agent of the registrant’s common stock, $___ for acting as warrant agent for the registrant’s warrants, and $___ for acting as escrow agent.

(2)
This amount represents the approximate amount of director and officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.

(3)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)  For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)  For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)  The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Ninth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Item 15. Recent Sales of Unregistered Securities.

(a)	During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Name	Number of Shares

Ashok S. Kothari	1,500,000
W. Gage McAfee	1,500,000
Virendra Nath	400,000
Ajay Kothari	400,000
Po Hsiu Wei	200,000

Such shares were issued on July 18, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, wealthy individuals. The shares issued to the individuals and entities above were sold for an aggregate offering price of $25,000 at an average purchase price of $0.00625 per share. No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
1.2	Form of Selected Dealers Agreement.*
3.1	Certificate of Incorporation.
3.2	By-laws.
4.1	Specimen Unit Certificate.*
4.2	Specimen Common Stock Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Unit Purchase Option to be granted to Representative.
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of Greenberg Traurig LLP.*
10.1	Form of Letter Agreement among the Registrant, each of the initial stockholders and Jesup & Lamont.
10.2	Form of Promissory Note issued to each of Ashok K. Kothari, W. Gage McAfee, and Virendra Nath.
10.3	Form of Investment Management Trust Agreement between North Fork Bank and the Registrant.
10.4	Form of Stock Escrow Agreement among the Registrant, Continental Stock Transfer & Trust Company and the initial stockholders.
10.5	Form of Letter Agreement between Asia Pacific Capital (HK) Ltd. and the Registrant regarding administrative support.
10.6	Form of Registration Rights Agreement among the Registrant and the initial stockholders.*
10.7	Warrant Purchase Letter Agreement between the Registrant and Jesup & Lamont Securities Corporation.
23.1	Consent of Eisner LLP.
23.2	Consent of Greenberg Traurig LLP (included in Exhibit 5.1). *
24	Power of Attorney (included on signature page of this Registration Statement).

*	To be filed by amendment.

Item 17. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of August, 2005.

EVEREST ACQUISITION CORPORATION

By:	/s/ Ashok S. Kothari

Ashok S. Kothari Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ajay Kothari, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with the registration under the Securities Act of the Common Stock of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Board of Directors or officer of the Registrant, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the Common Stock of the Registrant, to any and all amendments thereto (including post-effective amendments) to this Registration Statement, to any related Rule 462(b) Registration Statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting along, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Ashok S. Kothari	Chairman of the Board and Chief Executive Officer	August 10, 2005
Ashok S. Kothari	(Principal Executive Officer)

/s/ W. Gage McAfee	President and Director	August 10, 2005
W. Gage McAfee

/s/ Virendra Nath	Chief Financial Officer (Principal Accounting and Financial Officer)	August 10, 2005
Virendra Nath	and Director

/s/ Ajay Kothari	Secretary and Director	August 10, 2005
Ajay Kothari

/s/ Po Hsiu Wei	Vice President	August 10, 2005
Po Hsiu Wei